Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2015 RESULTS

Houston, Texas
August 4, 2015
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income of $11.3 million, or $0.55 per diluted share, for its second quarter ended June 30, 2015 (“current quarter”) on operating revenues of $70.7 million compared to net income for the quarter ended June 30, 2014 (“prior year quarter”) of $5.2 million, or $0.26 per diluted share, on operating revenues of $86.6 million. Excluding a pre-tax gain of $12.9 million on the sale of the Company’s fixed base operations (“FBO”) business in Alaska and a one-time net deferred tax expense of $1.0 million in connection with the Sicher acquisition discussed below, current quarter net income would have been $4.1 million, or $0.20 per diluted share.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $33.2 million in the current quarter compared to $23.1 million in the prior year quarter. EBITDA adjusted to exclude gains or losses on asset dispositions and special items was $20.5 million in the current quarter compared to $22.4 million in the prior year quarter. The Company sold five single engine helicopters for losses of $0.2 million in the current quarter compared to gains of $3.1 million in the prior year quarter. Special items in the current quarter consisted of the $12.9 million pre-tax gain on the sale of the Company’s FBO business in Alaska. Special items in the prior year quarter consisted of a $2.5 million pre-tax impairment charge related to a probable loss of a note receivable.
“We are pleased to announce strong profitability in the second quarter despite the challenging industry environment,” said Chris Bradshaw, President, Chief Executive Officer and Chief Financial Officer of Era Group Inc. “Although operating revenues declined $15.8 million compared to the prior year quarter, EBITDA adjusted to exclude gains on asset sales and special items declined only $1.9 million due to effective cost controls and improved efficiency. I want to thank the entire Era team for their contributions in achieving this 3% margin improvement despite an 18% decline in revenues. As further evidence of the success of these efforts, EBITDA adjusted to exclude gains on asset sales, special items and the effects of foreign currency fluctuations increased by 43% on a sequential quarter basis.”
“We are also pleased to announce entry into the Colombian market via the acquisition of Sicher Helicopters SAS. While Colombia has historically been an onshore oil and gas market, the acquisition of Sicher’s air operator certificate and existing operations should allow us to capitalize on the growing demand for new generation helicopters, operated with the highest safety standards, to support the international oil and gas companies who are exploring and developing Colombia’s promising offshore blocks.”
Second Quarter Results
Operating revenues in the current quarter were $15.8 million lower than the prior year quarter primarily due to lower utilization of our medium helicopters and the sale of our FBO business in Alaska.
Operating expenses were $14.9 million lower in the current quarter primarily due to decreased repairs and maintenance expenses, fuel expenses and personnel costs.
Administrative and general expenses were $0.7 million higher primarily due to increased professional service fees.

Gains on asset dispositions were $3.4 million lower in the current quarter. In the current quarter, we sold five single engine helicopters for proceeds of $3.0 million and recognized losses of $0.2 million. During the prior year quarter, we sold one medium helicopter for total proceeds of $3.4 million resulting in gains of $3.1 million.
We sold our FBO business in Alaska during the current quarter for cash proceeds of $14.3 million and a pre-tax gain of $12.9 million.
Equity earnings were $0.7 million lower in the current quarter primarily due to the absence of earnings from Lake Palma S.A. (“Lake Palma”), which was sold in July 2014, and losses from our Dart Holding Company Ltd. (“Dart”) joint venture.
Six Months Results
The Company reported net income of $11.3 million, or $0.55 per diluted share, for the six months ended June 30, 2015 (“current six months”) on operating revenues of $138.2 million compared to net income for the six months ended June 30, 2014 (“prior six months”) of $9.7 million, or $0.48 per diluted share, on operating revenues of $166.0 million. In addition to the gains on asset dispositions and special items noted below, the current six months also included $2.4 million of foreign currency losses primarily due to the strengthening of the U.S. dollar resulting in losses on our euro denominated cash balances.
EBITDA was $47.8 million in the current six months compared to $44.8 million in the prior six months. EBITDA adjusted to exclude gains on asset dispositions and special items was $31.5 million in the current six months compared to $41.3 million in the prior six months. Special items in the current six months consisted of the $12.9 million pre-tax gain on the sale of our FBO business in Alaska and a $0.3 million gain on the repurchase of a portion of our 7.750% senior unsecured notes. Special items in the prior six months consisted of a $2.5 million pre-tax impairment charge related to a probable loss of a note receivable.
Operating revenues in the current six months were $27.9 million lower than in the prior six months primarily due to lower utilization of our medium helicopters and the sale of our FBO business in Alaska. Operating expenses were $20.9 million lower primarily due to decreased repairs and maintenance expenses, fuel expenses and personnel costs. Administrative and general expenses were $0.9 million lower primarily due to reduced headcount in the current six months and accelerated stock amortization expense related to changes in senior management in the prior six months. Equity earnings were $1.4 million lower primarily due to the absence of earnings from Lake Palma and losses from Dart.
Sequential Quarter Results
Operating revenues in the current quarter were $3.3 million higher compared to the quarter ended March 31, 2015 (“preceding quarter”) primarily due to the seasonal increase of activities in Alaska, partially offset by the sale of the FBO.
Operating expenses were $3.8 million lower compared to the preceding quarter primarily due to decreases in personnel, repairs and maintenance, parts cost of sales, and fuel expenses.
Administrative and general expenses were $1.0 million higher compared to the preceding quarter primarily due to increased professional service fees and compensation expenses.
Gains on asset dispositions were $3.6 million lower compared to the preceding quarter.
Foreign currency gains positively impacted sequential quarter results by $3.5 million, primarily due to the weakening of the U.S. dollar versus the euro in the current quarter.
EBITDA was $18.6 million higher compared to the preceding quarter. EBITDA adjusted to exclude gains or losses on asset dispositions and special items was $9.6 million higher compared to the preceding quarter.

Net income was $11.4 million higher compared to the preceding quarter. Excluding the $12.9 million pre-tax gain on the sale of the FBO and the one-time net deferred tax expense of $1.0 million in connection with the Sicher acquisition discussed below, net income would have been $4.2 million higher compared to the preceding quarter.
Sicher Acquisition
In April 2015, the Company acquired a 75% interest in Hauser Investments Limited which owns 100% of Sicher Helicopters SAS (“Sicher”). Sicher, headquartered in Bogota, is one of the leading helicopter operators in Colombia with a strong presence in the existing onshore oil and gas market. The purchase price included the contribution of an AW139 medium helicopter and $3.2 million in cash. In addition to a Colombian air operator certificate and a hangar facility, the acquired assets include three BO-105 light twin helicopters and one AS350 single engine helicopter. In connection with the acquisition, the transfer of the AW139 helicopter was treated as a sale for U.S. income tax purposes. Accordingly, the Company recognized a one-time income tax expense of $1.0 million, which has been recorded as a deferred tax liability as the Company plans to qualify the sale for like-kind exchange treatment under the Internal Revenue Code.

FBO Sale
On May 1, 2015, the Company sold its FBO business at Ted Stevens Anchorage International Airport to Piedmont Hawthorne Aviation, LLC. Pursuant to the agreement, Piedmont Hawthorne Aviation, LLC acquired 100% of Era Group’s wholly-owned subsidiary, Era FBO LLC, for cash proceeds of $14.3 million.
Houma Super Base Grand Opening
On June 25, 2015, the Company celebrated the grand opening of its 35-acre super base in Houma, Louisiana, which is now the premier helicopter operating facility in the Gulf Coast region. Designed with safety as the top operational priority, the new Houma facility features enhanced storm protection, state-of-the-art fire suppression systems, reduced flyaway limitations and an airport infrastructure equipped to provide increased reliability of flight operations in adverse weather conditions. The implementation of automated check-in kiosks, enhanced baggage transfer capabilities, robust security screening equipment and additional customer service functions will streamline passenger processing. The new, larger passenger terminal features a variety of amenities including real-time flight status screens, big screen televisions, guest wi-fi access, comfortable seating and expanded food and beverage selections. The new, larger maintenance hangar is fully climate controlled and features advanced crane systems. Era’s new super base in Houma will house more than 30 aircraft and facilitate approximately 15,000 passengers per month traveling to and from offshore oil and gas installations in the U.S. Gulf of Mexico.
Fleet Update
During the current quarter, the Company’s capital expenditures were $30.8 million, which consisted primarily of deposit payments for S92 heavy helicopters and our base expansion project in Houma, Louisiana.
The excess capacity in our medium helicopter fleet remains greater than in recent periods.  Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity.  We are participating in several competitive bids to place some or all of the excess medium helicopters on contract.  We have recently been awarded a number of new contracts in the U.S. Gulf of Mexico and Brazil. Some of those contracts have already begun, but most of them are not scheduled to begin until the second half of 2015 or early 2016. If we are not successful in securing sufficient new projects, our financial results will be negatively impacted. In addition, we may sell certain helicopters on an opportunistic basis consistent with our stated strategy.
Capital Commitments
The Company’s unfunded capital commitments as of June 30, 2015 consisted primarily of orders for helicopters and totaled $175.0 million, of which $66.4 million is payable during 2015 with the balance payable through 2017. The Company also had $1.7 million of deposits paid on options not yet exercised. The

Company may terminate $106.7 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.5 million.
Included in these capital commitments are agreements to purchase nine AW189 heavy helicopters, four S92 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in 2015 through 2017. The S92 helicopters are scheduled to be delivered in 2015 through 2017. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters and four S92 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2016 through 2018.
Liquidity
As of June 30, 2015, the Company had $17.0 million in cash balances and remaining availability under its senior secured revolving credit facility of $219.1 million. The Company also had $6.8 million of escrow deposits.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 5, 2015, to review the results for the second quarter ended June 30, 2015. The conference call can be accessed as follows:
All callers will need to reference the access code 5317676
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 218-8176
Outside the U.S.: Operator Assisted International Dial-In Number: (913) 312-0979
Replay
A telephone replay will be available through August 19, 2015 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Colombia, India, Norway, Spain, and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical nature of, offshore oil and gas exploration, development and production activity; fluctuations in worldwide prices of and demand for oil and natural gas; the Company’s reliance on a small number of customers and reduction of the Company’s customer base resulting from consolidation; inherent risks in operating helicopters; the failure to maintain an acceptable safety record; the ability to successfully expand into other geographic and helicopter service markets; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the requirement to engage in competitive processes or expend significant resources with no guaranty of recoupment; the grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely; reduction or cancellation of services for government agencies; the Company’s reliance on a small number of helicopter manufacturers and suppliers; political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of its assets or result in claims of a force majeure situation; declines in the global economy and financial markets; foreign currency exchange controls and exposure, including the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; credit risk exposure; the ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on information technology; allocation of risk between the Company and its customers; liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2014, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Benjamin Slusarchuk at (713) 369-4630 or visit Era Group’s website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating revenues	$70,738	$86,580	$138,153	$166,023
Costs and expenses:
Operating	39,784	54,679	83,389	104,319
Administrative and general	10,779	10,065	20,522	21,399
Depreciation	11,398	11,425	23,000	22,712
Total costs and expenses	61,961	76,169	126,911	148,430
Gains (losses) on asset dispositions, net	(242)	3,139	3,146	6,030
Operating income	8,535	13,550	14,388	23,623
Other income (expense):
Interest income	317	143	568	288
Interest expense	(2,881)	(3,840)	(6,426)	(7,593)
Gain on debt extinguishment	—	—	264	—
Derivative losses, net	(10)	(11)	(22)	(41)
Note receivable impairment	—	(2,457)	—	(2,457)
Foreign currency gains (losses), net	543	21	(2,417)	(36)
Gain on sale of FBO	12,946	—	12,946	—
Other, net	(9)	13	(9)	13
Total other income (expense)	10,906	(6,131)	4,904	(9,826)
Income before income taxes and equity earnings	19,441	7,419	19,292	13,797
Income tax expense	8,138	2,759	8,083	5,262
Income before equity earnings	11,303	4,660	11,209	8,535
Equity earnings (losses), net of tax	(198)	536	(343)	1,035
Net income	11,105	5,196	10,866	9,570
Net loss attributable to non-controlling interest in subsidiary	228	25	425	96
Net income attributable to Era Group Inc.	$11,333	$5,221	$11,291	$9,666

Earnings per common share, basic	$0.55	$0.26	$0.55	$0.48
Earnings per common share, diluted	$0.55	$0.26	$0.55	$0.48

Weighted average common shares outstanding, basic	20,273,780	20,066,060	20,235,082	20,009,808
Weighted average common shares outstanding, diluted	20,332,657	20,134,473	20,295,498	20,080,117

EBITDA	$33,205	$23,077	$47,807	$44,849
Adjusted EBITDA	$20,259	$25,534	$34,597	$47,306
Adjusted EBITDA excluding Gains	$20,501	$22,395	$31,451	$41,276

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
Operating revenues	$70,738	$67,415	$74,689	$90,510	$86,580
Costs and expenses:
Operating	39,784	43,605	45,772	54,282	54,679
Administrative and general	10,779	9,743	9,647	12,941	10,065
Depreciation	11,398	11,602	11,854	11,746	11,425
Total costs and expenses	61,961	64,950	67,273	78,969	76,169
Gains (losses) on asset dispositions, net	(242)	3,388	29	42	3,139
Operating income	8,535	5,853	7,445	11,583	13,550
Other income (expense):
Interest income	317	251	122	130	143
Interest expense	(2,881)	(3,545)	(3,556)	(3,629)	(3,840)
Gain on debt extinguishment	—	264	—	—	—
Derivative gains (losses), net	(10)	(12)	800	(1,703)	(11)
Note receivable impairment	—	—	—	—	(2,457)
Foreign currency gains (losses), net	543	(2,960)	(1,856)	(485)	21
Gain on sale of FBO	12,946	—	—	—	—
Other, net	(9)	—	(14)	(3)	13
Total other income (expense)	10,906	(6,002)	(4,504)	(5,690)	(6,131)
Income (loss) before income taxes and equity earnings	19,441	(149)	2,941	5,893	7,419
Income tax expense (benefit)	8,138	(55)	155	2,868	2,759
Income before equity earnings (losses)	11,303	(94)	2,786	3,025	4,660
Equity earnings (losses), net of tax	(198)	(145)	354	1,286	536
Net income (loss)	11,105	(239)	3,140	4,311	5,196
Net loss (income) attributable to non-controlling interest in subsidiary	228	197	45	(45)	25
Net income (loss) attributable to Era Group Inc.	$11,333	$(42)	$3,185	$4,266	$5,221

Earnings (loss) per common share, basic	$0.55	$—	$0.16	$0.21	$0.26
Earnings (loss) per common share, diluted	$0.55	$—	$0.16	$0.21	$0.26

Weighted average common shares outstanding, basic	20,273,780	20,195,955	20,173,583	20,098,239	20,066,060
Weighted average common shares outstanding, diluted	20,332,657	20,195,955	20,232,025	20,163,990	20,134,474

EBITDA	$33,205	$14,602	$18,583	$22,424	$23,077
Adjusted EBITDA	$20,259	$14,338	$18,583	$24,886	$25,534
Adjusted EBITDA excluding Gains	$20,501	$10,950	$18,554	$24,844	$22,395

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	$41,821	$41,913	$45,837	$52,870	$51,715
Alaska	6,009	3,801	6,496	7,984	9,305
International	47	—	183	1,514	173
Total oil and gas	47,877	45,714	52,516	62,368	61,193
Dry-leasing	12,233	11,956	11,911	12,392	11,466
Search and rescue	4,989	5,238	5,650	5,666	5,095
Air medical services	1,914	2,367	2,301	2,569	3,137
Flightseeing	3,118	—	—	4,043	2,946
Fixed base operations	614	2,146	2,403	3,562	2,858
Eliminations	(7)	(6)	(92)	(90)	(115)
	$70,738	$67,415	$74,689	$90,510	$86,580

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	8,717	7,612	8,514	10,594	11,065
Alaska	607	290	560	939	1,122
International	14	—	—	—	—
Total oil and gas	9,338	7,902	9,074	11,533	12,187
Search and rescue	260	300	355	348	258
Air medical services	826	825	831	1,239	1,100
Flightseeing	1,118	—	—	1,505	1,080
	11,542	9,027	10,260	14,625	14,625
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$17,002	$33,691	$40,867	$40,357	$14,940
Receivables:
Trade, net of allowance for doubtful accounts	39,866	38,949	33,390	48,307	52,582
Other	2,110	2,567	2,062	1,679	2,078
Inventories, net	25,808	26,189	26,869	27,039	26,863
Prepaid expenses and other	3,847	4,081	2,661	1,712	2,991
Deferred income taxes	2,507	2,167	1,996	2,065	1,991
Escrow deposits	6,762	2,800	—	—	—
Total current assets	97,902	110,444	107,845	121,159	101,445
Property and equipment	1,192,445	1,171,548	1,171,267	1,128,510	1,116,678
Accumulated depreciation	(314,484)	(315,399)	(308,141)	(296,294)	(284,547)
Net property and equipment	877,961	856,149	863,126	832,216	832,131
Equity investments and advances	30,945	31,397	31,753	31,641	36,053
Goodwill	1,823	352	352	352	352
Intangible assets	1,410	—	—	—	—
Other assets	14,547	15,156	14,098	14,794	15,868
Total assets	$1,024,588	$1,013,498	$1,017,174	$1,000,162	$985,849

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,026	$13,904	$15,120	$21,819	$23,129
Accrued wages and benefits	7,293	6,822	7,521	9,651	9,791
Accrued interest	813	4,791	949	4,805	950
Accrued income taxes	7,613	37	267	1,029	236
Derivative instruments	192	275	1,109	1,991	569
Current portion of long-term debt	26,130	26,729	27,426	2,787	2,787
Other current liabilities	3,556	3,121	3,162	4,154	4,258
Total current liabilities	57,623	55,679	55,554	46,236	41,720
Long-term debt	267,671	277,424	282,118	277,390	278,023
Deferred income taxes	218,802	217,200	217,027	216,985	214,117
Deferred gains and other liabilities	1,994	1,937	2,111	2,898	3,120
Total liabilities	546,090	552,240	556,810	543,509	536,980

Redeemable noncontrolling interest	5,195	—	—	—	—
Equity:
Era Group Inc. stockholders’ equity:
Common stock	206	206	204	204	204
Additional paid-in capital	431,233	430,251	429,109	428,530	425,010
Retained earnings	43,088	31,755	31,797	28,612	24,346
Treasury shares, at cost	(563)	(560)	(551)	(547)	(547)
Accumulated other comprehensive income (loss), net of tax	(44)	93	95	99	146
Total Era Group Inc. stockholders’ equity	473,920	461,745	460,654	456,898	449,159
Non-controlling interest	(617)	(487)	(290)	(245)	(290)
Total equity	473,303	461,258	460,364	456,653	448,869
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,024,588	$1,013,498	$1,017,174	$1,000,162	$985,849

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Six Months Ended
	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014
Net Income	$11,105	$(239)	$3,140	$4,311	$5,196	$10,866	$9,570
Depreciation	11,398	11,602	11,854	11,746	11,425	23,000	22,712
Interest income	(317)	(251)	(122)	(130)	(143)	(568)	(288)
Interest expense	2,881	3,545	3,556	3,629	3,840	6,426	7,593
Income tax expense (benefit)	8,138	(55)	155	2,868	2,759	8,083	5,262
EBITDA	$33,205	$14,602	$18,583	$22,424	$23,077	$47,807	$44,849
Special items (1)	(12,946)	(264)	—	2,462	2,457	(13,210)	2,457
Adjusted EBITDA	$20,259	$14,338	$18,583	$24,886	$25,534	$34,597	$47,306
Losses (gains) on asset dispositions, net (“Gains”)	242	(3,388)	(29)	(42)	(3,139)	(3,146)	(6,030)
Adjusted EBITDA excluding Gains	$20,501	$10,950	$18,554	$24,844	$22,395	$31,451	$41,276
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(1)	Special items include the following:

•	In the three months ended June 30, 2015, a pre-tax gain of $12.9 million on the sale of our FBO in Alaska.

•	In the three months ended March 31, 2015, a pre-tax gain on the extinguishment of debt of $0.3 million related to the repurchase of a portion of our 7.750% Senior Notes;

•	In the three months ended September 30, 2014, a pre-tax charge of $2.5 million for severance-related expenses for the Company’s former CEO; and

•	In the three and six months ended June 30, 2014, a pre-tax impairment charge of $2.5 million on a note receivable from a foreign company with whom we participated in bids for contracts.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
Heavy:
H225	9	9	9	9	9

Medium:
AW139	39	39	39	39	38
B212	8	8	9	9	9
B412	3	3	6	6	6
S76 A++	2	2	2	2	2
S76 C+/C++	6	6	6	6	6
	58	58	62	62	61

Light—twin engine:
A109	7	7	9	9	9
BK-117	3	3	3	3	3
BO-105	3	—	—	—	—
H135	19	19	20	20	20
H145	5	5	5	5	5
	37	34	37	37	37

Light—single engine:
A119(2)	17	17	17	17	24
AS350	31	35	35	35	35
	48	52	52	52	59
Total Helicopters	152	153	160	160	166
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(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.

(2)	Effective July 24, 2014, we sold our 51% interest in Lake Palma, which owned seven of the A119 helicopters listed above as of June 30, 2014.